EXHIBIT B

                  ACQUISITION OF NEXTHEALTH, INC. ("TARGET")
                               BY
                    TRIOD LLC ("ACQUIROR")

                         TERM SHEET

     The following (the "Term Sheet") summarizes the principal terms of the proposed acquisition (the "Transaction") of Target by Acquiror, which is an entity to be formed which will be controlled by William T. O'Donnell, Jr., George Ruff and certain members of Trinity Investment Trust L.L.C. Except as otherwise set forth herein, this Term Sheet shall be qualified in its entirety by the actual terms of the definitive Merger Agreement for the Transaction (the "Merger Agreement") and the obligations of the parties shall be subject to the conditions contained herein and therein. In the event of any conflict or inconsistency between the Term Sheet and the Merger Agreement, the terms of the Merger Agreement will govern.

     The offer contained in this Term Sheet shall expire at 5:00 p.m., Central Standard Time, on Monday, January 22, 2001 if
Acquiror has not received a copy of this Term Sheet, duly executed on behalf of Target, by such time.

Structure of   NHI Acquisition Corp., a wholly-owned
Transaction:   subsidiary of Acquiror, will merge with and
               into Target

Closing Date   No later than April 30, 2001

Merger         Each outstanding share of Common Stock of
Consideration: Target which is not owned at the time of the
               merger by Acquiror will be converted into the right to receive $5.10 (the "Per Share
               Consideration") in cash

               Each outstanding share of Preferred Stock of Target will be converted into the right to receive the Per Share Consideration in cash for each share of Common Stock into which such share of Preferred Stock is convertible

               Each outstanding Warrant to purchase Common
               Stock of Target shall be cancelled for a payment in cash equal to the Per Share Consideration less the exercise price thereof for each share of Common Stock purchasable on exercise of such Warrant

               Each outstanding option to purchase Common
               Stock of Target shall be cancelled for a payment in cash equal to the Per Share Consideration less the exercise price thereof for each share of Common Stock purchasable on exercise of such option

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Merger
Agreement:     The parties agree to negotiate in good faith
               and to use their best efforts of finalize and execute the Merger Agreement within 14 days of the execution of this Term Sheet. The Merger
               Agreement will contain representations,
               warranties, covenants and conditions to closing
               (including a financing contingency which will lapse no later than 45 days after the execution of the Merger Agreement) which are customary for the acquisition of a public company

Target Board's  Adopt resolutions which (1) determine that the
Actions Prior   merger is fair to and in the best interests of
TO Signing      the shareholders of Target, and (2) recommend
Merger          that the holders of Target's outstanding
Agreement:      capital stock approve the merger

Target Board's  Prepare Proxy Statement and call special
Actions         Shareholders meeting as soon after execution
Following       of Merger Agreement as practical
Signing of
Merger
Agreement:

Non-Solicitation: For a period from the date of execution of this
                  Term Sheet through the earlier of (a) the execution of the Merger Agreement, or (b) the two week anniversary of the execution by Target of this Term Sheet (the "Exclusivity Period"), Target and its officers, directors and representatives will not, directly or indirectly, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity other than Acquiror and its affiliates and representatives, in connection with any proposed acquisition of all or any material part of Target, regardless of form. During the Exclusivity Period, Target will immediately notify Acquiror of the terms of any proposal, discussion, negotiation or inquiry (and will disclose to Acquiror any written materials received by Target in connection with such proposal, discussion, negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction, will keep Acquiror apprised of the status of any such proposals, discussions, negotiations or inquiries and will provide Acquiror with the opportunity to match any proposal received by Target.


     By its execution of this Term Sheet, Target represents and warrants to Acquiror that the execution and delivery of this Term Sheet by Target and the performance by Target of its obligations hereunder, have been duly authorized by all necessary corporate action (including, without limitation, the requisite approval of the disinterested directors of Target).

     Acquiror and Target agree that this Term Sheet is not deemed self-executing, that the parties' respective legal obligations shall arise solely from the Merger Agreement and that no party hereto shall be legally bound by the provisions hereof; provided, however, that, notwithstanding the foregoing, Target's agreements contained under the caption "Non-Solicitation" shall, upon execution hereof by Target, constitute the legal, valid and binding obligations of Target.

Dated:  January 26, 2001

TRIOD, LLC



By:/s/William T. O'Donnell, Jr.
      _______________________
Name: William T. O'Donnell. Jr.

AGREED AND ACCEPTED THIS __ DAY OF JANUARY, 2001:

NEXTHEALTH, INC.



By:__________________________
Name:
Title: